Exhibit 10.73

[ACT Letterhead]

January 15, 2005

Karen Chapman

308 Ashton Lane

Mill Valley, CA 94941

Re:          Consulting Agreement

Dear Karen:

This Letter Agreement (“Agreement”) sets forth the terms and conditions under which Karen Chapman will provide Services (as that term is defined below) to A.C.T. Holdings, Inc. and Advanced Cell Technology, Inc. (collectively, “ACT”) :

1.             Services; Warranty.  The consulting services you will provide are described in the attached Exhibit A (the “Services”). You agree to perform the Services upon the terms and conditions set forth in this Agreement. You agree that you shall perform the Services in an efficient, professional and workmanlike manner, consistent with industry standards, and shall be free from material error.  You hereby represent and warrant that none of the Services will infringe on any copyright, trademark or any other rights of any third party; and you hereby indemnify and agree to defend ACT against any loss, claim or liability, including reasonable attorneys’ fees, which may arise as a result of a breach of the foregoing warranty.  Concurrent with the execution of this Agreement, you will enter into that certain Patent Assignment Agreement with ACT (the “Assignment Agreement”)  with respect to the transfer of certain Inventions (as that term is defined in the Assignment Agreement) and that certain Confidential Information and Invention Agreement, a copy of which is attached hereto as Exhibit B (the “CIIA”).

2.             Term.  This Agreement shall be for a period of three (3) years from the date of this until termination in accordance with Paragraph 3 of this Agreement, subject to Section 3, below.

3.             Termination.  Either party may terminate this Agreement upon thirty (30) days written notice to the other party in the event of a material breach of any provision of this Agreement, provided that, the breaching party fails to perform or cure said breach within thirty (30) days after written notice thereof.  Either party may terminate this Agreement upon ninety (90) days prior written notice to the other party.  Termination of this Agreement under this Section 3 shall not affect rights and obligations accruing prior to the date of termination or relating to this Agreement, the Assignment Agreement or the CIIA pertaining to confidential or proprietary information.  In addition, in the event of a termination under this Agreement, you agree that for 12 months following such termination, you will not directly or indirectly consult with or work for any other third party engaged in or proposing to engage in any research, development or commercial activity competitive with Company or the Services.   Nor during the same period will you engage in such activity for his/her own account or hire any ACT employees or anyone who was an ACT employee anytime during the term of this Agreement or for a period of 12 months following the termination of this Agreement.

4.             Payment.  In consideration of the Services, ACT will pay you a total of $7,500 per year payable in four equal installments of $1875 on January 1st , April 1st, July 1st and October 1st of each year under this Agreement.

5.             Independent Contractor.  You will provide the Services as an independent contractor, not as an employee.  Nothing herein or in the Assignment Agreement or the CIIA creates any joint venture, partnership, agency, employment or other relationship between us, and you acknowledge and agree that you shall not have the right to bind ACT to any agreement with a third party to incur any obligation or liability on behalf of ACT.  You acknowledge your responsibility for and agree to comply with all federal and state tax laws with respect to any payments you receive under this Agreement; no fringe or employee benefits are to be provided to you by ACT.  You further agree not to hold yourself out as or characterize yourself as our employee for any purpose.

6.             Ownership of Work Product.   (a) Any Inventions, work, materials, improvements, concepts, or ideas and the tangible embodiments of same made or conceived by you in connection with and during the performance of the Services hereunder and related to the business of ACT (collectively, the “Work”), shall be the sole and exclusive property of ACT.  During the performance of the Services, you agree to keep adequate written and electronic records of your work (properly witnessed for use as invention records when appropriate), and you agree to submit such records to ACT when requested or at the termination of this Agreement.  You agree that you will not reproduce any portion of such notebook records without the prior express written consent of ACT.  You agree that you will promptly and fully report all inventions, improvements, concepts, or ideas to ACT.

(b)  To the extent any Work performed by you under this Agreement is protectable under U.S. Copyright laws, such Work shall be considered at “work made for hire” as that phrase is defined by such laws and shall be owned by and for the express benefit of ACT.  In the event it should be established that any such Work does not qualify as work made for hire, you agree to, and do hereby assign to ACT all of its right, title and interest in and to such Work including, but not limited to, all copyrights therein.  You do further hereby assign all of its right, title and interest in and to all other Works to ACT, including without limitation all patents, trademarks and other proprietary rights relating thereto, and all extensions and renewals thereof.

(c)  Both during the term of this Agreement and thereafter, you shall fully cooperate with ACT in the protection and enforcement of any Inventions or Patent Rights or any intellectual property rights that may derive as a result of the work performed by you during the term of this Agreement.  This shall include executing, acknowledging, and delivering to ACT all documents or papers that may be necessary to enable ACT to publish or protect said inventions, improvements, and ideas.

7.             Confidentiality.  All information relating to ACT’s research, projects and business is highly confidential, and you agree to maintain it in the strictest confidence and use it only in connection with your work for us and not for any other purpose.  You specifically agree not to reveal any such information to any other persons.  The restrictions in this paragraph shall not apply to information which: (a) you rightfully had before you learned it from or about ACT; (b) subsequently becomes known or available to you from a third party acting lawfully; (c) becomes generally known by publication, commercial use or otherwise, without violation of this Agreement; or (d) you develop independently and without reference to or reliance upon any information from or about ACT.  You agree to be subject to and bound by the terms and conditions of the CIIA.

8.             No Conflict.  You represent that you have not and will not enter into any agreement, arrangement or understanding with any other party that would in any way conflict or interfere with this Agreement or that would prevent you from performing services hereunder without the prior written consent of ACT.  You represent that you have the right to perform the consulting and advisory services for ACT as provided in this Agreement without conflict of interest to others and without violating any confidentiality obligations you may have to others.  ACT enters into this Agreement in reliance upon such representation by you.  You acknowledge and agree that the restrictions in this paragraph are necessary to protect ACT trade secrets and proprietary information, which are essential to ACT’s business.

9.             Remedies. You acknowledge that any violation of the restrictions set forth in Paragraphs 6 and 7 of this Agreement may irreparably damage ACT and that such damage may not be compensable in money.  Consequently, you consent and agree that ACT shall have, in addition to all other rights and remedies as may be available, the right to obtain the issuance of an injunction from any court of competent jurisdiction enjoining any breach of such restrictions.

10.           Miscellaneous.  This Agreement, including the Assignment Agreement and the CIIA, sets forth our entire agreement.  It supersedes any prior agreements relating to the same matters, whether written or oral.  It may be amended only in writing signed by both parties.  Either party’s failure to enforce any term or condition of this Agreement shall not be deemed a waiver of such term or condition.  The rights and obligations of both parties under Paragraphs 5, 6, 7 and 8 shall survive any termination or expiration of this Agreement.  This Agreement is governed by the laws of Massachusetts without regard to principles of conflicts of laws.  If any provision of this Agreement is unenforceable, it shall be deemed amended to the extent necessary to render it enforceable and the rest of the Agreement shall remain in effect as before.

If the foregoing is in accordance with your understanding and is agreeable, please indicate so by signing and returning both enclosed copies of this Agreement.  We will return one fully executed original to you for your files.

ACCEPTED AND AGREED

Karen Chapman		A.C.T. Holdings, Inc.
Advanced Cell Technology, Inc.

By:	/s/ Karen Chapman	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV,CEO

Date: January 15, 2005		Date: January 15, 2005

EXHIBIT A

SERVICES

During the term of this Agreement, Karen Chapman shall provide consulting services to ACT with respect to the research, development, and commercialization of stem cell and cloning technologies in the field of regenerative medicine including, without limitation, the Patent Rights and Inventions (as that term is defined in the Assignment Agreement).  This consulting may require travel to ACT (Worcester, MA) from time to time.  Reasonable travel costs will be paid by ACT.  The consulting duties will vary and involve those items that the parties agree upon from time to time.